Exhibit 10.1

SUBLEASE

THIS SUBLEASE (this "Sublease") is dated for reference purposes as of November 5, 2021, and is made by and between Annexon, Inc., a Delaware corporation ("Sublandlord "), and Graphite Bio, Inc., a Delaware corporation (“Subtenant"). Sublandlord and Subtenant agree as follows:

1.Recitals: HCP LS Brisbane, LLC, a Delaware limited liability company, as Landlord ("Master Landlord"), and Sublandlord, as Tenant, entered into that certain Lease dated as of December 18, 2020 for certain premises comprising a total of 65,818 rentable square feet of space (the “Premises”) located on the first (1st) and second (2nd) floors of the building located at 1400 Sierra Point Parkway, Brisbane, California (the "Master Lease"). A copy of the Master Lease is attached hereto as Exhibit A. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed thereto in the Master Lease.

2.Subleased Premises: Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, a portion of the Premises consisting of 18,326 rentable square feet located on the first (1st) floor   of the Building (the "Subleased Premises"). The Subleased Premises are outlined in blue as the “Sublease Space” on Exhibit B hereto. In connection with its use of the Subleased Premises, Subtenant shall also have the non-exclusive right to use, subject to Sublandlord’s reasonable and non-discriminatory rules and regulations, the portion of the Premises consisting of 3,645 rentable square feet located on the first (1st) floor of the Building outlined in orange as the “Shared Space” on Exhibit B hereto (the “Shared Area”). Subtenant shall have no right to enter, and shall  prevent its employees, agents, contractors, licensees and invitees from entering, portions of the Premises other than the Subleased Premises and the Shared Area. Sublandlord shall have the right to enter the Subleased Premises and the Shared Area as set forth in this Sublease. Each party shall use commercially reasonable efforts to prevent its agents, employees or contractors from discovering or otherwise coming into contact with confidential information of the other party. If, despite such efforts, any such confidential information is discovered by a party, such party shall promptly inform the other party of such discovery, and shall hold, and use reasonable efforts to cause its employees, agent, contractors, invitees and licensees to hold, such information confidential. The square footage of the Subleased Premises and the Shared Area shall be as set forth in this Paragraph 2 and shall not be subject to revision. Subtenant shall have non-exclusive rights to use the Common Areas, including the lobby and loading dock serving the  Building, but shall not have any rights to the roof, exterior walls or utility raceways (except as needed for cabling)   of the Building or to any other buildings in the Project. Sublandlord represents and warrants that (a) the Master  Lease is in full force and effect, and there exists under the Master Lease no default by Sublandlord or, to Sublandlord’s knowledge, Master Landlord, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default by Sublandlord, or to Sublandlord’s knowledge, Master Landlord; and (b) the copy of the Master Lease attached hereto as Exhibit A is a true, correct and complete copy of the Master Lease.

3.Term/Early Occupancy. The term ("Term") of this Sublease shall commence on the later of (a) December 1, 2021, (b) the date of Landlord’s approval of this Sublease, and (c) (unless waived by Subtenant in writing) the date on which Sublandlord delivers the Subleased Premises to Subtenant in vacant broom clean condition (except for agreed FF&E, as defined below) and otherwise in the condition described in the first (1st) sentence of Paragraph 4 hereof (the “Required Condition”) (the "Commencement Date"). This Sublease shall terminate on the earliest to occur of (i) the date twenty four (24) months following the Commencement Date (the "Expiration Date"), (ii) the date this Sublease is sooner terminated pursuant to its terms, or (iii) the date the Master Lease is sooner terminated pursuant to its terms. Sublandlord agrees to cooperate with Subtenant to allow Subtenant access to the Subleased Premises, if possible, prior to the Commencement Date ("Early Occupancy Period") to allow Subtenant to install and set up furniture, fixtures and equipment (the “FF&E”). Sublandlord, Subtenant and Sublandlord’s contractor shall work together to coordinate such early access. During such Early Occupancy Period, Subtenant shall be subject to all of the terms and conditions of this Sublease except for the payment of Base Rent and Additional Rent.

4.Delivery and Acceptance. On the later of December 1, 2021 and the “Possession Date” under the Master Lease, Sublandlord shall deliver the Subleased Premises to Subtenant in “broom clean” condition with all operating systems in good working order and condition, with the Tenant Improvements therein substantially completed and otherwise in the condition received from Master Landlord. It is anticipated that the Commencement Date will occur on December 1, 2021. If the Commencement Date has not occurred on or before December 1, 2021, for any reason whatsoever, then this Sublease shall not be void or voidable, nor shall Sublandlord be liable to Subtenant for any loss or damage. If the Commencement Date has not occurred for any reason on or before  January 1, 2022, then, as Subtenant’s sole and exclusive remedy, Subtenant may terminate this Sublease by written notice to Sublandlord, whereupon any monies previously paid by Subtenant to Sublandlord shall be reimbursed to Subtenant, or, at Subtenant’s election, the date Subtenant is otherwise obliged to commence payment of rent shall be delayed by one (1) additional day after the Commencement Date for each day that the Commencement Date is delayed beyond such date. Except as expressly set forth otherwise herein, by taking possession of the Subleased Premises, Subtenant conclusively shall be deemed to have accepted the

Subleased Premises in their “as-is”, then- existing condition, without any warranty whatsoever of Sublandlord with respect thereto, except as expressly set forth in the first (1st) sentence of this Paragraph 4.

5.Rent.

(a)Base Rent. During the Term, Subtenant shall pay to Sublandlord as base monthly rent ("Base Rent") the following amounts per month (which amounts are equal to $7.25 per rentable square foot per month for one hundred percent (100%) of the Subleased Premises and twenty five percent (25%) of the Shared Area, with an annual increase of 3.5% commencing on the first anniversary of the Commencement Date):

MonthsBase Rent

1 – 12$139,470.06

13 – 24$144,351.51

Base Rent and Additional Rent (as defined in Subparagraph 5(b)) shall be paid to Sublandlord on or before the first (1st) day of each month during the Term. Base Rent and Additional Rent for any period during the Term hereof which is for less than one month of the Term shall be a pro rata portion of the monthly installment based on a thirty (30) day month. Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Rent shall be paid directly to Sublandlord at the applicable address set forth below Sublandlord’s signature to this Sublease or such other address as may be designated in writing by Sublandlord.

(b)Additional Rent. Subtenant shall pay to Sublandlord its pro rata share (“Pro-Rata Share”) of all “Direct Expenses” (as defined in Section 4.2.2 of the Master Lease) and costs of utilities under Section 6.2 of the Master Lease, as incorporated herein, and all amounts other than Base Rent required to be paid by Sublandlord under the Master Lease to perform maintenance or provide utilities with respect to the Subleased Premises and the Shared Area (in each case as if Master Landlord provided the same; including being subject to the terms of Section 4.2.4 of the Master Lease), as and when such amounts are due under the Master Lease, as incorporated herein. For purposes of this Sublease, Subtenant’s Pro Rata Share is deemed to be 13.97% with respect to the Building, which is equal to 100% of the rentable square feet of the Subleased Premises plus 25% of the rentable square feet of the Shared Area, divided by the square footage of the Building, and 29.23% with respect to the Premises. Sublandlord shall promptly forward to Subtenant all Estimate Statements, Statements, invoices and backup documentation received from Master Landlord regarding “Tenant’s Share” of Direct Expenses under the Master Lease. Subtenant shall also pay to Sublandlord, within thirty (30) days of request by Sublandlord, the entire cost of such amounts to the extent due to the misuse or excess use or negligence, willful misconduct or violation of this Sublease by Subtenant or any of its agents, employees or contractors. In addition, Subtenant shall pay to Sublandlord, within thirty (30) days of request by Sublandlord, the entire cost of Sublandlord’s cost of performing any repairs or maintenance or providing other services to the Subleased Premise or Shared Area specifically requested by Subtenant. All monetary obligations of Subtenant to Sublandlord under this Sublease (other than Base Rent) shall be deemed “Additional Rent.” Base Rent and Additional Rent shall be referred to collectively as “Rent”. Subtenant shall be entitled to its Pro-Rata Share of all credits, if any, given by Master Landlord to Sublandlord for Sublandlord’s overpayment of such amounts, and shall not be required to pay any gross receipts tax on rent payable under the Master Lease.

(c)First Month’s Base Rent. Upon execution hereof by Subtenant, Subtenant shall pay to Sublandlord One Hundred Thirty-Nine Thousand Four Hundred Seventy and 06/100 Dollars ($139,470.06), which shall constitute Base Rent for the first (1st) month of the Term.

6.Security Deposit. Upon execution hereof by Subtenant, Subtenant shall deposit with Sublandlord the sum of One Hundred Thirty-Nine Thousand Four Hundred Seventy 06/100 Dollars ($139,470.06) (the “Security Deposit”), in cash, as security for the performance by Subtenant of the terms and conditions of this Sublease. If Subtenant fails to pay Rent or other charges due hereunder or otherwise defaults with respect to any provision of this Sublease, then Sublandlord may draw upon, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent or other charge in default, for the payment of any other sum which Sublandlord has become obligated to pay by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord has suffered thereby, including future rent damages under California Civil Code Section 1951.2,  without prejudice to any other remedy provided herein or by law. Subtenant hereby waives the provisions of any law, now or hereafter in force, including, without limitation, California Civil Code Section 1951.7, that provides that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Subtenant, or to clean the Subleased Premises, it being agreed that Sublandlord, in addition, may claim those sums reasonably necessary to compensate Sublandlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Subtenant, including future rent damages following the termination of this Sublease. If Sublandlord so uses or applies all or any portion of the Security Deposit, then Subtenant, within ten (10) business days after demand therefor, shall deposit cash with Sublandlord in the amount required to restore the Security Deposit to the full amount stated above.  Upon the expiration of this Sublease, if Subtenant is not in default, Sublandlord shall promptly return to Subtenant so much of the Security Deposit as has not been applied by Sublandlord pursuant to this Paragraph, or which is not otherwise required to cure Subtenant’s defaults. In lieu of the cash Security Deposit described above, the Security Deposit may be in the     form of an irrevocable letter of credit (the "Letter of Credit"), issued to Sublessor, as beneficiary, in form and substance reasonably satisfactory to Sublessor, by a bank reasonably approved by Sublessor, in which case, the  Letter of Credit shall serve as the Security Deposit under this Sublease and shall be held in accordance with and be subject to the terms of Section 21 of the Master Lease.

7.Repairs: Sublandlord shall provide the Subleased Premises in the Required Condition. Except as set forth in Paragraph 4 hereof, Subtenant is subleasing the Subleased Premises on an "as-is" basis, and Sublandlord has made no representations or warranties, express or implied, with respect to the condition of the Subleased Premises. Sublandlord shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including, without limitation, the Americans with Disabilities Act of 1990). Sublandlord shall have no obligation to perform any of the repairs (or capital improvements) required by Master Landlord under the terms of the Master Lease.

8.Effect of Conveyance. As used in this Sublease, the term "Sublandlord" means the holder of the Tenant's interest under the Master Lease. In the event of any assignment or transfer of the Tenant's interest under the Master Lease, which assignment or transfer may occur at any time during the Term, as between Sublandlord and Subtenant, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord thereafter to be performed, and any transferee shall have been deemed to have assumed all covenants and  obligations thereafter to be performed by Sublandlord hereunder, without any further action by Sublandlord, Subtenant or such transferee. Sublandlord may transfer and deliver any security of Subtenant to the transferee of the Tenant's interest under the Master Lease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.

9.Use. Subtenant shall use the Shared Area only for general office use, and shall use the Subleased Premises for the Permitted Use under the Master Lease, consistent with first class life sciences projects in Brisbane, California, and in compliance with, and subject to, applicable laws and the terms of the Master Lease and this Sublease. Subtenant shall comply with all reasonable rules and regulations promulgated from time to time by Master Landlord or Sublandlord.

10.Improvements. Subtenant shall use the Subleased Premises in its current configuration as of the Commencement Date, and shall not have the right to make any substantial alterations or improvements to the Subleased Premises without Sublandlord’s prior written consent. To the extent Sublandlord permits any such alterations or improvements, such alterations shall be in accordance with the Master Lease, and shall be made only with the prior written consent of both Master Landlord and Sublandlord. Notwithstanding the foregoing, subject to Master Landlord’s consent and Sublandlord’s review of final detailed plans, Subtenant may perform (in compliance with the terms of Section 8 of the Master Lease, as incorporated herein) and surrender at the end of the Term, the alterations described in Exhibit D hereto, at Subtenant’s sole cost and expense.

11.Surrender. Subject to Master Landlord’s right under the Master Lease to elect ownership of any alterations made to the Subleased Premises by or for Subtenant, prior to expiration or earlier termination of this Sublease, Subtenant shall remove all trade fixtures, personal property and alterations to the Subleased Premises  made by Subtenant, and shall surrender the Subleased Premises to Sublandlord in the condition of the Subleased Premises on the Commencement Date hereof, free of Hazardous Materials stored, used released or emitted by Subtenant in our about the Subleased Premises, ordinary wear and tear, casualties and condemnation and repairs not Subtenant’s responsibility under this Sublease, excepted. Notwithstanding anything to the contrary herein, Subtenant shall not be required to remove any alterations in the Subleased Premises on the Commencement Date hereof or any Lines in the Subleased Premises unless such Lines are installed by Subtenant. Without limiting the foregoing, prior to surrender of the Subleased Premises, Subtenant shall obtain any Closure Letter required by Section 5.3.4.3 of the Master Lease and any environmental assessment required by Section 15.3 of the Master Lease, and shall otherwise comply with the provisions of Section 5.3.4 of the Master Lease, in each case as incorporated herein. If the Subleased Premises are not so surrendered, then Subtenant shall be liable to Sublandlord for all costs incurred by Sublandlord (including any charges by Master Landlord under the Master Lease) in returning the Subleased  Premises to such required condition, plus interest thereon at the rate specified in the final sentence of Section 25 of the Master Lease.

12.Holdover. In the event that Subtenant does not surrender the Subleased Premises by the Expiration Date in accordance with the terms of this Sublease, Subtenant shall indemnify, protect, defend and hold harmless both Sublandlord and Master Landlord and their respective officers, directors, employees, agents and assigns, from and against any and all loss and liability resulting from Subtenant's delay in surrendering the Subleased Premises and shall pay Sublandlord holdover rent as provided in Section 16 of the Master Lease, as incorporated herein.

13.Other Sublease Terms.

(a)Incorporation By Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms and conditions of the Master Lease and such terms and conditions of the Master Lease are incorporated into this Sublease as if fully set forth herein, except that (i) each reference in such incorporated sections to "Lease" shall be deemed a reference to "Sublease"; (ii) each reference to the "Premises"  shall be deemed a reference to the "Subleased Premises"; (iii) each reference to “Lease Term,” “Lease Commencement Date” and “Base Rent” shall be deemed a reference to “Term,” “Commencement Date” and Base Rent under this Sublease, respectively; (iv) each reference to "Landlord" and "Tenant" shall be deemed a reference to "Sublandlord" and "Subtenant", respectively; (v) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Landlord under the Master Lease, the sole obligation of Sublandlord shall be to request the same in writing from Master Landlord as  and when requested to do so by Subtenant, and to use Sublandlord’s reasonable efforts (without requiring Sublandlord to spend more than a nominal sum) to obtain Master Landlord’s performance; (vi) with respect to any obligation of Subtenant to be performed under this Sublease, wherever the Master Lease grants to Sublandlord a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Subtenant shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults; (vii) with respect to any approval required to be obtained from the “Landlord” under the Master Lease, such consent must be obtained from both Master Landlord and Sublandlord, and the approval of Sublandlord may be withheld if Master Landlord’s consent is not obtained; (viii) in any case where the “Landlord” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, perform any actions or cure any failures, such reservation or right shall be  deemed to be for the benefit of both Master Landlord and Sublandlord; (ix) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to run from Subtenant to both Master Landlord and Sublandlord; (x) in any case where “Tenant” is to execute and deliver certain documents or notices to “Landlord”, such obligation shall be deemed to run from Subtenant to both Master Landlord and Sublandlord; (xi) all payments shall be made to Sublandlord; and (xii) Subtenant shall pay all consent and review fees set forth in the Master Lease to each of Master Landlord and Sublandlord and any caps shall apply separately to Master Landlord and Sublandlord. Notwithstanding anything to the contrary herein, Rent shall abate under this Sublease to the extent that Rent correspondingly abates under the Master Lease as to the Subleased Premises and Subtenant shall be entitled to any credits or refunds of Direct Expenses received by Sublandlord to the extent allocable to payments made by Subtenant.

(b)Notwithstanding the foregoing, (i) the following provisions of the Master Lease shall not be incorporated herein: Summary of Basic Lease Information, Sections 1.1.1 (except the third and fourth sentences (with references to Exhibit A to mean Exhibit B of this Sublease) and the eighth sentence (excluding the last clause)), 1.2, 2.1 (except the final sentence), 2.2, 3 (the second sentence), 4.6, 5.3.1.4.3, 8.1 (except the first sentence), 8.5 (the proviso in the second sentence), 9 (the first clause of the second sentence), 14.3 (the final sentence), 14.4 (the last three sentences), 18 (first and third sentences), 21, 23.1 (subpart (i)), 23.2 (the last  sentence), 29.13 (first sentence), 29.18 and 29.24 and Exhibits A, B and G-H; (ii) references in the following provisions to “Landlord” shall mean Master Landlord only: Sections 1.1.2(iv), 1.1.3, 4.2.4, 4.3, 6.1, 6.4, 6.6 (the second sentence), 7.2, 8.4 (the last reference in the first sentence), 10.2, 11.1 (the second, third and fourth  sentences), 11.2 (except the last reference), 13 (the first sentence), 29.26 (the first sentence) and 29.29.1; (iii) references in the following provisions to “Landlord” shall mean Master Landlord and Sublandlord: Sections 4.5, 5.3.1.2, 5.3.2, 6.3, 6.5, 10.1 (the second and third sentences), 10.4, 15.2 (references in first sentence only), 17, 24 (the third sentence) and 26.2; (iv) references to the “Permitted Use” shall mean the use permitted under Paragraph 9 above; (v) the number of parking spaces in Section 9 of the Summary of Basic Lease Information (as referenced in Section 28 of the Master Lease) shall be 53; (vi) Tenant’s Share shall mean 13.97% of the Building; (vii) in Section 14.3, Subtenant shall pay Sublandlord the entire premium payable to Master Landlord under the Master Lease, plus fifty percent (50%) of any remaining Transfer Premium; and (viii) in Section 14.4, Sublandlord’s right to recapture shall apply to any proposed Transfer other than to a Permitted Transferee, without regard to the size of the Contemplated Transfer Space or length of the then-remaining Sublease Term.

(c)Sublandlord’s Obligations . Sublandlord shall perform all of its obligations under the Master Lease not assumed by Subtenant hereunder to the extent required to maintain the Sublease in effect or as required so as not to interfere with Subtenant’s use or occupancy of the Subleased Premises. So long as Subtenant is not in default under this Sublease beyond all applicable notice and cure periods, (i) Sublandlord shall not agree to any amendment of the Master Lease which would materially adversely affect Subtenant's rights or obligations under this Sublease; and (ii) Sublandlord shall not, without Subtenant’s written consent, voluntarily terminate the Master   Lease, exercise any right to terminate the Master Lease other than on account of casualty or take any action giving rise to a termination right under the Master Lease. Notwithstanding the foregoing, Sublandlord shall have no liability to Subtenant for its violation of this Paragraph 13(c) if Master Landlord agrees that Subtenant may remain in possession of the Subleased Premises upon any termination of the Master Lease on the same terms as this Sublease for the remainder of the Term.

14.Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Landlord thereunder. Subtenant shall not commit or permit any of its employees or agents to commit on the

Premises any act or omission which shall violate any term or condition of the Master Lease. Subtenant hereby agrees: (a) to comply with all provisions of the Master Lease which are incorporated hereunder; and (b) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease during the term of this Sublease which are required to be performed by Subtenant hereunder. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination without any liability of Sublandlord to Subtenant, unless such termination results from a default under the Master Lease by Sublandlord through no fault of Subtenant (or is otherwise a breach of this Sublease by Sublandlord through no fault of Subtenant), except that Sublandlord shall return to Subtenant that portion of any Rent paid in advance by Subtenant, if any, which is applicable to the period following the date of  such termination and so much of the Security Deposit as Sublandlord is obligated to return in accordance with the terms of this Sublease. In the event of a conflict between the provisions of the Sublease and the Master Lease, as between Sublandlord and Subtenant, the provisions of this Sublease shall control. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall control.

15.Brokers. Sublandlord and Subtenant each represent to the other that they have not dealt with any real estate brokers, finders, agents or salesmen in connection with this transaction other than CBRE, representing Sublandlord, and T3 Advisors, representing Subtenant. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder's fees or other compensation made by any other agent, broker, salesman or finder as a consequence of said party's actions or dealings with such agent, broker, salesman, or finder.

16.Notices. The address of each party shall be that address set forth below their signatures at the end of this Sublease. Any party hereto may change its address for the purposes of this Paragraph 16 by delivery of at least five (5) days prior written notice of such change to each other party in the manner set forth in this Paragraph. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered, or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested and postage prepaid). Notices served personally shall be deemed received on the date of delivery. Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after submission to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. In the event either Sublandlord or Subtenant receives any notice from Master Landlord for any reason pertaining to the Subleased Premises, such party shall promptly deliver a copy of such notice to the other party.

17.Hazardous Materials. Subtenant shall not use, store, transport or dispose of any Hazardous Materials (as defined in the Master Lease) in or about the Subleased Premises except as expressly permitted under the Master Lease, as incorporated herein, including Section 5.3 thereof. In the Shared Area, Subtenant shall not use, store, transport or dispose of any Hazardous Materials except for normal types and quantities of Hazardous Materials typically used in connection such space, which Subtenant may use in strict compliance with all applicable laws     and regulations.

18.Conditions Precedent. Notwithstanding anything to the contrary set forth in this Sublease, it  shall be an express condition precedent to each party’s obligations hereunder that, and this Sublease shall not be effective unless and until, Master Landlord has consented in writing to this Sublease in a form reasonably satisfactory to Subtenant. Each party shall use commercially reasonable efforts to obtain such consent, including by promptly signing Master Landlord’s commercially reasonable consent form. If Master Landlord does not consent in writing to this Sublease within thirty (30) days after Sublandlord's execution of this Sublease, then Sublandlord or Subtenant may, at any time thereafter until such approval is obtained, terminate this Sublease upon written notice to the other party, whereupon any monies previously paid by Subtenant to Sublandlord shall be reimbursed to Subtenant.

19.Assignment and Subletting. Subtenant shall not assign this Sublease, sublet all or any part of the Premises, transfer any interest of Subtenant therein or permit any use of the Subleased Premises by another party (collectively, “Transfer”) without the prior written consent of Master Landlord, under the terms and conditions of the Master Lease, and Sublandlord, under the terms and conditions of the Master Lease, as incorporated herein. Any transfer circumstance or event which constitutes an assignment or subletting under the Master Lease shall constitute an assignment or subletting under this Sublease. Any Transfer shall be subject to the terms of Section 14 of the Master Lease, as incorporated herein.

20.Termination; Recapture. Notwithstanding anything to the contrary herein, Subtenant acknowledges that, under the Master Lease, Master Landlord, and as tenant under the Master Lease and sublandlord under this Sublease, Sublandlord, have certain termination and recapture rights, including, without limitation, in Sections 11, 13 and 14.4. Nothing herein shall prohibit Master Landlord or Sublandlord from exercising any such rights and neither Master Landlord nor Sublandlord (except to the extent due to a violation of this Sublease) shall have any liability to Subtenant as a result thereof.

21.Subtenant's Indemnity. Subtenant shall indemnify, defend, protect, and hold Sublandlord and its officers, agents, employees, licensee, invitees, successors and assigns (collectively, "Sublandlord’s Agents") and Master Landlord harmless from and against all claims, demands, actions, causes of action, losses and expenses (collectively "Claims") which may be brought against

Sublandlord, Sublandlord 's Agents or Master Landlord or which Sublandlord, Sublandlord 's Agents or Master Landlord may pay or incur by reason of any breach or default  of this Sublease by Subtenant, a misrepresentation by Subtenant with respect to any matter set forth herein, or the acts, omissions, negligence or willful misconduct of Subtenant or Subtenant's employees, agents, contractors, or invitees in or about the Subleased Premises during the Term to the extent that the Claims are not caused by the negligence or willful misconduct of Sublandlord or Sublandlord’s Agents or Sublandlord’s violation of this  Sublease, or the negligence or willful misconduct of Landlord or Landlord’s violation of the Master Lease. Without limiting the generality of the foregoing, Subtenant shall indemnify, defend, protect and hold Sublandlord, Sublandlord’s Agents and Master Landlord harmless from and against any Claims which may be brought against Sublandlord, Sublandlord’s Agents or Master Landlord or which Sublandlord, Sublandlord’s Agents or Master Landlord may pay or incur by reason of any violation of any laws by Subtenant or its employees, agents or contractors during the Term.

22.Parking and Signage. Subtenant shall have the right to use a pro-rata share (i.e., 29.23%) of the parking spaces available to Sublandlord, as Tenant, as provided in Section 28 of the Master Lease, as incorporated herein. Subject to Master Landlord’s and Sublandlord’s consent, and provided the same do not reduce or diminish Sublandlord’s ability to install its own signs, Subtenant shall have the signage rights described in Section 23.1(ii) of the Master Lease, as incorporated herein.

23.Insurance. Subtenant shall obtain and keep in force and effect, at Subtenant's sole cost and expense, during the Term, the insurance required under Section 10 of the Master Lease, as incorporated herein. Subtenant shall name both Sublandlord and Master Landlord as additional insureds under its liability insurance policy, and certificates thereof shall be delivered to both Sublandlord and Master Landlord prior to Subtenant's initial occupancy of the Premises. The release and waiver of subrogation set forth in Section 10.5 of the Master Lease, as incorporated herein, shall be binding on the parties.

24.Default and Remedies. Subtenant shall be in material default of its obligations under this Sublease if Subtenant commits any act or omission which constitutes an event of default under the Master Lease, which has not been cured after delivery of written notice and passage of any applicable grace period provided in the Master Lease as modified, if at all, by the provisions of this Sublease. In the event of any default by Subtenant, Sublandlord shall have all remedies provided pursuant to Section 19.2 of the Master Lease, as incorporated herein, and by applicable law, including damages that include the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the lessee proves could be reasonably avoided and the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations.)

25.CASP Inspection. Sublandlord has not had an inspection of the Premises performed by a Certified Access Specialist as described in California Civil Code § 1938. A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Subleased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Subleased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises.

26.Furniture, Fixtures and Equipment. Subtenant shall have the right to use during the Term the furnishings within the Subleased Premises and the Shared Area that are identified on Exhibit C attached hereto (the “Furniture”) at no additional cost to Subtenant. The Furniture is provided in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever. Subtenant shall insure the Furniture under the property insurance policy required under the Master Lease, as incorporated herein, and pay all taxes with respect to the Furniture. Subtenant shall maintain the Furniture in good condition and repair, reasonable wear and tear excepted, and shall be responsible for any loss or damage to the same occurring during the Term. Subtenant shall surrender the Furniture to Sublandlord upon the termination of this Sublease in the same condition as exists as of the Commencement Date, reasonable wear and tear excepted. Subtenant shall not remove any of the Furniture from the Subleased Premises.

27.Successors. This Sublease shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

28.Counterparts. This Sublease may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signature copies may be detached from the counterparts and attached to a single copy of this Sublease physically to form one document. A facsimile counterpart signature delivered to each party shall be deemed an original for the purpose of the execution of this Sublease.

29.No Conflict. In the event of any conflict between the terms of this Sublease and the terms of the Master Lease, as between Sublandlord and Subtenant, the terms of this Sublease shall prevail.

30.Entire Agreement. This Sublease and the provisions of the Master Lease incorporated herein by the express terms of this Sublease constitute the complete and exclusive agreement among the parties with respect to the matters contained herein and supersede all prior written or oral agreements or statements by and among the parties hereto, provided that this Sublease shall be at all times subject to all of the terms and conditions of the Master Lease.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

ANNEXON, INC.,		GRAPHITE BIO, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Douglas E. Love	By:	/s/ Josh Lehrer

Printed Name:	Doug Love	Printed Name:	Josh Lehrer

Its:	Chief Executive Officer	Its:	CEO

Address for Notices and Payments:		Address:

1400 Sierra Point Parkway Brisbane, CA 94005 Attn: Chief Financial Officer		201 Haskins Way, Suite 210 South San Francisco, CA 94080 Attn: Legal Department
and
Attn: Chief Operating Officer

EXHIBIT A

MASTER LEASE

(See Attached)

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EXHIBIT B

SUBLEASED PREMISES AND SHARED AREA

ANNEXON - BLDG C - FIRST & SECOND FLOORS **SUBLEASE - L1**

OFFICE
OPEN OFFICE
CIRCULATION
COLLAB
CORRIDOR
HUDDLE
BREAK AREA
CONFERENCE
PANTRY
STORAGE
STAIR #1
ELEVATOR LOBBY
MAIN LOBBY
MEN
WOMEN
JAN.
SHOWER
WELLNESS
LOBBY
FIRE BOOSTER PUMP ROOM
DOMESTIC PUMP ROOM
MPOE
ELECTRICAL
STAIR #2
TISSUE CULTURE
LAB SUPPORT
EQUIP.
EQUIP RM
FRT. ELEV. CONTROL ROOM
MAIL ROOM
RECEIVING
ELEC. ROOM
EMERGENCY ELEC. ROOM
SPEC SUITE CHEMISTRY
SPEC SUITE LAB
COPY / PRINT
ANNEXON SPACE
SHARED SPACE
SUBLEASE SPACE

1 FLOOR PLAN - LEVEL 1, OVERALL SUBLEASE

DGA

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EXHIBIT C FURNITURE

Annexon Owned Furniture Inventory:

Offices (7) with the following items:

•Height Adj Table/Desk

•Side Table

•Mobile Drawer Pedestal

•Low Bookcase – 2 openings

•Side Chair (1)

•Task Chair

Offices (5) with the following items:

•L-shaped Desk – Fixed height

•Drawer Pedestal attached to Desk furniture

•Side Chair (1)

•Task Chair

Large Conference/Board Room

•Racetrack shaped table

•Conference Chairs (18)

•Credenzas (2)

Huddle Rooms (4)

•Round Table

•2-3 Chairs

Break Area

•Long Tall Bar Ht Table – 42h

•Stools (14)

Annexon Owned Appliances Inventory:

•Dishwasher (built in)

•Refrigerators (2)

•Microwaves (2)

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EXHIBIT D INITIAL IMPROVEMENTS

1.	Provide nitrogen to TC labs 1017/1018 by installing a local delivery system similar to CO2 or tying in to the N2 loop above 1013.
2.	Install additional emergency outlets if needed. Excess capacity is already available at the panels.
3.	If requested by Subtenant, install an under counter dishwasher utilizing existing sink drains. (No slab penetrations are allowed due to a membrane installation under the slab.)
4.	Install Milli-Q water purification systems in Rooms 1012 and 1013 (but not in Rooms 1017 and 1018, per Subtenant’s request).
5.	Install doors to separate the lab hallway from office area (subject to receipt of building permit amendment).
6.	If requested by Subtenant, upgrade air purification systems in Tissue Culture labs to HEPA filter standard.

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